Annual CCO Certification Pursuant to Form N-SAR Item 77Q3

In regard to the interfund lending program, I certify that the Lord Abbett Family of Funds and Lord, Abbett & Co. LLC have established procedures reasonably designed to achieve compliance with the terms and conditions of the exemptive order issued by the U.S. Securities and Exchange Commission, which are designed to achieve the following objectives: (a) that the Interfund Loan Rate will be higher than the Repo Rate, but lower than the Bank Loan Rate; (b) compliance with the collateral requirements as set forth in the Application; (c) compliance with the percentage limitations on interfund borrowing and lending; (d) allocation of interfund borrowing and lending demand in an equitable manner and in accordance with procedures established by the Fund Board; and (e) that the interest rate on any Interfund Loan does not exceed the interest rate on any third-party borrowings of a borrowing Fund at the time of the Interfund Loan.


January 2, 2017

/s/Joseph McGill
Joseph McGill
Chief Compliance Officer
The Lord Abbett Family of Funds